Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE	Contact:	Rick Kraemer
First Senior Vice President
Director of Corporate Finance,
Investor Relations Officer
973-686-4817

VALLEY ANNOUNCES THE CLOSING OF SALE LEASEBACK TRANSACTION

WAYNE, NJ - March 26, 2019 -- Valley National Bancorp (NASDAQ: VLY), the holding company for Valley National Bank, announced it closed a sale-leaseback transaction for 26 of the previously announced 29 properties. The properties, consisting of 25 branches and 1 corporate location were sold for an aggregate purchase price of $100.5 million. The pre-tax net gain associated with the 26 properties is approximately $78 million (after transaction-related expenses).

Valley expects to close on the remaining 3 properties during the second quarter of 2019, which remain subject to due diligence. The remaining properties should result in an additional pre-tax net gain greater than $3 million.

About Valley
As the principal subsidiary of Valley National Bancorp, Valley National Bank is a regional bank with approximately $32 billion in assets. Valley is committed to giving people and businesses the power to succeed. Valley operates more than 200 branches across New Jersey, New York, Florida and Alabama, and is committed to providing the most convenient service, the latest innovations and an experienced and knowledgeable team dedicated to meeting customer needs. Helping communities grow and prosper is the heart of Valley’s corporate citizenship philosophy. To learn more about Valley, go to valley.com or call our Customer Service Center at 800-522-4100.
Cautionary Statement Concerning Forward-Looking Statements
The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, acquisitions, relationships, opportunities, taxation, technology, market conditions and economic expectations. These statements may be identified by such forward-looking terminology as “should,” “expect,” “believe,” “view,” “opportunity,” “allow,” “continues,” “reflects,” “typically,” “usually,” “anticipate,” or similar statements or variations of such terms. Such forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from such forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to:

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due diligence issues or other matters prevent the closings on the remaining three properties or expenses that reduce the additional pre-tax net gain expected to be recognized in the second quarter of 2019;

•	developments in the DC Solar bankruptcy that could require the recognition of an uncertain tax position liability and a charge to income tax expense in our 2019 consolidated financial statements;

•	higher or lower than expected income tax expense or tax rates, including increases or decreases resulting from changes in uncertain tax position liabilities, tax laws, regulations and case law;

Valley National Bancorp (NASDAQ: VLY)
News Release
March 26, 2019

•	weakness or a decline in the economy, mainly in New Jersey, New York, Florida and Alabama, as well as an unexpected decline in commercial real estate values within our market areas;

•	the inability to grow customer deposits to keep pace with loan growth;

•	an increase in our allowance for credit losses due to higher than expected loan losses within one or more segments of our loan portfolio;

•	less than expected cost reductions and revenue enhancement from Valley's cost reduction plans, including its branch transformation strategy;

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greater than expected technology related costs due to, among other factors, prolonged or failed implementations, additional project staffing and obsolescence caused by continuous and rapid market innovations;

•	the loss of or decrease in lower-cost funding sources within our deposit base, including our inability to achieve deposit retention targets under Valley's branch transformation strategy;

•	the effect of the partial U.S. Government shutdown on levels of economic activity in the markets in which we operate and on levels of end market demand in the economy in general;

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cyber-attacks, computer viruses or other malware that may breach the security of our websites or other systems to obtain unauthorized access to confidential information, destroy data, disable or degrade service, or sabotage our systems;

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results of examinations by the OCC, the FRB, the CFPB and other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our allowance for credit losses, write-down assets, reimburse customers, change the way we do business, or limit or eliminate certain other banking activities;

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damage verdicts or settlements or restrictions related to existing or potential litigations arising from claims of breach of fiduciary responsibility, negligence, fraud, contractual claims, environmental laws, patent or trade mark infringement, employment related claims, and other matters;

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changes in accounting policies or accounting standards, including the new authoritative accounting guidance (known as the current expected credit loss (CECL) model) which may increase the required level of our allowance for credit losses after adoption on January 1, 2020;

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our inability or determination not to pay dividends at current levels, or at all, because of inadequate earnings, regulatory restrictions or limitations, changes in our capital requirements or a decision to increase capital by retaining more earnings;

•	unanticipated loan delinquencies, loss of collateral, decreased service revenues, and other potential negative effects on our business caused by severe weather or other external events;

•	unexpected significant declines in the loan portfolio due to the lack of economic expansion, increased competition, large prepayments, changes in regulatory lending guidance or other factors; and

Valley National Bancorp (NASDAQ: VLY)
News Release
March 26, 2019

•	the failure of other financial institutions with whom we have trading, clearing, counterparty and other financial relationships.

A detailed discussion of factors that could affect our results is included in our SEC filings, including the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2018.

We undertake no duty to update any forward-looking statement to conform the statement to actual results or changes in our expectations. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

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